Exhibit 4(e)
ARTICLES OF AMENDMENT
OF
AARON RENTS, INC.
I.
     The name of the corporation is:
AARON RENTS, INC.
II.
     The Amended and Restated Articles of Incorporation are amended by inserting the following sentence into the second paragraph of Article V thereof to immediately follow the first sentence of such paragraph:
     “Shares so acquired shall become treasury shares of the Corporation.”
III.
     At a duly called meeting of the Board of Directors held on May 2, 2006, the Board of Directors duly adopted the foregoing amendment in accordance with the provisions of Section 14-2-631(d) of the Georgia Business Corporation Code. As provided in Section 14-2-631(d), shareholder approval was not required.
     IN WITNESS WHEREOF, AARON RENTS, INC., has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be executed by its duly authorized officer this 3rd day of May, 2006.

AARON RENTS, INC.
By:	/s/ Gilbert L. Danielson
	Name:	Gilbert L. Danielson
	Title:	Executive Vice President and Chief Financial Officer